Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

GreenPower Motor Company Inc.

Vancouver, British Columbia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement No. 333-276209 on Form F-3/A of our report dated July 14, 2023, relating to the consolidated financial statements of GreenPower Motor Company Inc., appearing in the Company's Annual Report on Form 20-F for the year ended March 31, 2023. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Canada LLP

Vancouver, Canada

January 30, 2024